FOURTH SUPPLEMENT DATED MARCH 23, 1998
                  TO THIRD SUPPLEMENT DATED FEBRUARY 25, 1998,
                    SECOND SUPPLEMENT DATED JANUARY 21, 1998,
                 PROSPECTUS SUPPLEMENT DATED DECEMBER 19, 1997,
                     AND PROSPECTUS DATED NOVEMBER 26, 1997

                             COSTCO COMPANIES, INC.


     The following table adds UBS Securities LLC ("UBS") to the list of Selling Securityholders previously set forth in the Prospectus dated November 26, 1997 ("Prospectus") and the Prospectus Supplements dated December 19, 1997 ("December Supplement"), January 21, 1998 ("January Supplement"), and February 25, 1998 ("February Supplement"). The table also sets forth information as to additional securities that were acquired by Donaldson Lufkin & Jenrette Securities Corp. ("DLJ") and Merrill Lynch, Pierce, Fenner & Smith, Inc. ("Merrill Lynch") since each was last named as a Selling Securityholder. The amount of securities that may be offered for sale by UBS, DLJ and Merrill Lynch pursuant to the Registration Statement of which the Prospectus, December Supplement, January Supplement, February Supplement and this supplement form a part is set forth in the table opposite their names. Amounts shown for DLJ and Merrill Lynch are not adjusted for any sales that DLJ or Merrill Lynch may have made pursuant to the Registration Statement. DLJ has provided, and will continue to provide, financial advisory services to Costco Companies, Inc. (the "Company") for which DLJ has received customary fees. Hamilton E. James, a Managing Director of DLJ, is a member of the Board of Directors of the Company. Except as set forth for DLJ, none of the Selling Securityholders listed below has had a material relationship with the Company or any of its predecessors or affiliates within the past three years.

                                                                                                    Shares of Common Stock
                                                                    Face Amount of Notes Owned            Owned Prior
Selling Securityholder                                                 Prior to Offering                  to Offering (1)
----------------------                                              --------------------------      ----------------------
Donaldson Lufkin & Jenrette Securities Corporation                        $79,670,000(2)                  904,613(2)
Merrill Lynch, Pierce, Fenner & Smith, Inc.                               $64,339,000(2)                  730,537(2)
UBS Securities LLC                                                          $9,500,000                    107,867

--------------------------
(1)      Includes the Shares into which the Notes are convertible.

(2)      Includes securities previously registered.

           The date of this Prospectus Supplement is March 23, 1998.